      As filed with the Securities and Exchange Commission on May 11, 1998


                                                    Registration No. 333-46663

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------



                               AMENDMENT NO. 2 TO



                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------
                            AMCOR CAPITAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

       DELAWARE                           7372                 33-0329559
(State or Other Jurisdiction (Primary Standard Industrial    (I.R.S. Employer
  of Incorporation or         Classification Code Number) Identification Number)
     Organization)

                              52300 Enterprise Way
                           Coachella, California 92236
                                 (760) 398-9520
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                               ------------------


                                                            Copy to:
   Fred H. Behrens, Chief Executive Officer           Larry A. Cerutti, Esq.
         AMCOR Capital Corporation                     Rutan & Tucker, LLP
           52300 Enterprise Way                    611 Anton Blvd., Suite 1400
        Coachella, California 92236                Costa Mesa, California 92626
             (760) 398-9520                               (714) 641-3450


       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                               ------------------

                        Approximate date of commencement
                     of proposed sale to the public: As soon
                     as practicable after this Registration
                          Statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. /x/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE




       Title of Shares   Amount To Be    Proposed Maximum Offering      Proposed Maximum           Amount of
      To Be Registered   Registered(1)       Price Per Share(2)     Aggregate Offering Price   Registration Fee
      ----------------   -------------       ------------------     ------------------------   ----------------
Common Stock,           104,632 shares            $4.6875                  $490,462.50              $4.16
$.002 par value



(1) In the event of a stock split, stock dividend, or similar transaction involving Common Stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.



(2) Estimated solely for the purpose of determining the registration fee. Calculated pursuant to Rule 457(c), on the basis of the average of the high and low prices per share as reported by the Nasdaq SmallCap Market on June 3, 1998.



    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 PROSPECTUS                       104,632 Shares



                            AMCOR CAPITAL CORPORATION

                                  COMMON STOCK


      This Prospectus relates to 104,632 shares (the "Shares") of Common Stock, $.002 par value per share ("Common Stock"), of AMCOR Capital Corporation, a Delaware corporation (the "Company"), that may be offered and sold from time to time by certain stockholders of the Company (the "Selling Stockholders"). The Company will receive none of the proceeds from the sale of such shares of Common Stock offered hereby by the Selling Stockholders.



      The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "ACAP." On June 3, 1998, the closing sale price for the Common Stock, as reported by the Nasdaq SmallCap Market, was $4.875 per share.



      The Shares offered hereby may be sold from time to time by the Selling Stockholders. Such sales may be made directly, through agents designated from time to time, or through ordinary broker's transactions on the Nasdaq SmallCap Market, or otherwise at prices and at terms prevailing at the time of such sales, at prices relating to the then current market price, or in negotiated transactions, or by a combination of the foregoing methods of sale. The net proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold less all applicable commissions and discounts, if any. All expenses of registration incurred in connection with this offering are being borne by the Company. The brokerage and other expenses of sale incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "Plan of Distribution" and "Selling Stockholders."


                         ------------------------------

      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
                         ------------------------------

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 5 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.
                         ------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------



                The date of this Prospectus is June 5, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements, and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants, such as the Company, that file electronically with the Commission. In addition, the Company's Common Stock is traded on the Nasdaq SmallCap Market. Reports, proxy statements, and other information filed by the Company are also available for inspection at the offices of the Nasdaq SmallCap Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") that the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and the exhibits thereto and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such documents as so filed. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE



     The Annual Report of the Company on Form 10-KSB for the fiscal year ended August 31, 1997, the Quarterly Reports of the Company on Form 10-QSB for the quarterly periods ended November 30, 1997 and February 28, 1998 and the amended Quarterly Report on Form 10-QSB for the quarterly period ended February 28, 1998, have been filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus. All other documents and reports filed by the Company with the Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing.



     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will cause to be furnished without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to Robin E. Swanson, Secretary, AMCOR Capital Corporation, 52300 Enterprise Way, Coachella, California 92236; telephone: (760) 398-9520.

                               PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Prospectus. In addition to other information in this Prospectus, the factors set forth under "Risk Factors" below should be considered in evaluating an investment in the Common Stock offered hereby.

                                   The Company

     AMCOR Capital Corporation (the "Company") was incorporated in Delaware on March 10, 1988. The Company's consolidated operations include its wholly-owned subsidiaries, Sun Goddess Farms, Inc., AMCOR Properties, Inc. and AMCOR Biomass, Inc. ("AMCOR Biomnass") which, together with its wholly-owned subsidiary, TransPacific Environmental, Inc. ("TransPacific"), operates a "clean green waste" processing business in Southern California. The Company also holds a 99% ownership interest in (i) Las Palomas Country Club Estates LLC, which acts as the development entity for a championship golf course and a contiguous 1,350 acre residential building lot development located southeast of San Antonio, Texas; and (ii) AMCOR Builders LLC ("AMCOR Builders"), which manages the construction operations of the Company in Texas. Prior to July 1, 1993, the Company's consolidated operations included those of a venture capital affiliate which was principally organized to syndicate limited partnerships to engage in various agribusiness activities, including the purchase and development of agricultural land. Since 1981, the Company, either directly or through subsidiaries and affiliates, generally has acted as a general partner and/or managing agent of the limited partnerships.

     The Company is engaged principally in agribusiness and the management and development of certain farm and real estate properties both for its own account and for other entities and has recently become involved in "clean green waste" processing and governmental tree trimming and maintenance. The Company functions largely as a vertically integrated developer and producer of "early market" table grapes in Southern California's Coachella Valley, operating one of the largest processing/cold storage facilities in that region. It also owns date acreage in the Coachella Valley for sale to date processors. The Company presently has approximately 12,300 total acres under management.

     The business of the Company includes three core operating divisions: (i) the agribusiness division, (ii) the "clean green waste" processing division (which includes governmental tree trimming and maintenance) and (iii) the land planning/development division. The Company's principal agribusiness operations involve the production, processing and marketing of table grapes, all of which are located in the Coachella Valley of Southern California, where the Company, along with its affiliated partnerships, has a dominant market share. The Company's "clean green waste" processing activities are carried out by AMCOR Biomass and TransPacific in Southern California, and its land planning/development activities are located in Southern California and Texas (Houston and San Antonio). Most of the non-agricultural properties are owned by partnerships for which the Company or an affiliate of the Company is the managing agent. During fiscal 1997, the Company's revenues were derived principally from the following business segments: (i) agribusiness and packing/cold storage services, (ii) biomass operations (i.e., clean green waste processing and governmental tree trimming and maintenance) and (iii) property management and development.

     The Company's principal executive office is located at 52300 Enterprise Way, Coachella, California 92236. The Company's telephone number is (760) 398-9520.

                                  The Offering


     This Prospectus relates to 104,632 shares of Common Stock that may be offered and sold from time to time by the Selling Stockholders. The Company will not receive any of the proceeds from the sales of shares of Common Stock by the Selling Stockholders. See "Plan of Distribution" and "Selling Stockholders."

                                  RISK FACTORS

      In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus. An investment in the Common Stock offered hereby is speculative in nature and involves a high degree of risk.

Disclosure Regarding Forward-Looking Statements

     Certain statements contained in this Prospectus, including all documents incorporated herein by reference, may be forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements may include projections of revenue and net income and issues that may affect revenue or net income; projections of capital expenditures; plans for future operations; financing needs or plans; plans relating to the Company's products and services; and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Prospectus, including those set forth above, describe factors, among others, that could contribute to or cause such differences.

Environmental Liability and Related Risks

     Compliance with Governmental and Environmental Regulations. The collection and disposal of solid wastes, including wastes incident to the operation of a clean green waste processing facility and rendering of related environmental services, are subject to federal, state and local laws and regulations which regulate health, safety, the environment, zoning and land-use. Any violation of, and cost of compliance with, these laws and regulations could have a material adverse effect on the Company's business, financial condition and results of operations. Operating permits are generally required for recycling facilities and certain collection vehicles, and these permits are subject to revocation, modification, and renewal. Federal, state and local regulations vary, but generally govern all types of waste disposal activities and the location and use of facilities and also impose restrictions to prohibit or minimize soil, air and water pollution. In connection with the Company's recycling activities, it may be necessary to expend considerable time, effort and money to bring the existing or acquired facilities into compliance with applicable requirements and to obtain and renew the permits and approvals necessary to increase or maintain the recycling and storage capacity of such facilities. In addition, governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose fines in the case of violations, including criminal penalties. These regulations are administered by the United States Environmental Protection Agency ("EPA") and various other federal, state and local environmental, health and safety agencies and authorities, including the Occupational Safety and Health Administration of the United States Department of Labor.

     Subtitle D of the Resource Conservation and Recovery Act of 1976, as amended, establishes a framework for regulating the storage, collection and disposal of non-hazardous solid wastes. In the past, the Subtitle D framework has left the regulation of non-hazardous waste storage, collection and disposal largely to the states. However, in October 1991, the EPA promulgated a final rule which imposes minimum federal comprehensive solid waste management criteria and guidelines for disposal facilities and operations, including location restrictions, facility design and operating criteria, closure and post-closure requirements, financial assurance standards, groundwater monitoring requirements and corrective action standards, many of which have not commonly been in effect or enforced in connection with solid waste landfills. States are required to revise their solid waste management facility regulations to meet these requirements. Because some parts of the new regulations will be phased in over time, the full effect of these regulations may not be known for several years.

However, other than for groundwater monitoring and financial assurance requirements, all provisions of the final rule became effective in October 1993. There can be no assurance that the EPA will not promulgate similar regulations under Subtitle D in connection with the collection of non-hazardous solid waste.

     Hazardous Substances Liability. The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("Superfund" or "CERCLA"), has been interpreted by some courts to impose strict, joint and several liability on current and former owners or operators of facilities at which there has been a release or a threatened release of a "hazardous substance" and on persons who generate, transport or arrange for the disposal of such substances at those facilities. Thousands of substances are defined as "hazardous" under CERCLA and their presence, even in minute amounts, can result in substantial liability. The statute provides for the remediation of contaminated facilities and imposes the costs therefor on the responsible parties. The costs of conducting such a cleanup and the damages can be very significant and, given the limitations in insurance coverage for these risks, could have a material adverse impact on the Company and its financial condition. Notwithstanding the efforts of AMCOR Biomass and TransPacific to comply with applicable regulations and to avoid transporting and receiving hazardous substances, such substances may be present in waste collected or received for processing by AMCOR Biomass and TransPacific. AMCOR Biomass and TransPacific intend to continue to focus on the non-hazardous clean green waste recycling market and does not intend to acquire or develop hazardous waste disposal operations. Additionally, such hazardous substances may be present in the properties owned, operated, or to be acquired by the Company, and liability for the investigation, assessment and remediation of such hazardous substance contamination may be imposed on the Company in some cases regardless of whether the Company caused the contamination. As used in this Prospectus, "non-hazardous waste" means substances that are not defined as hazardous wastes under federal regulations.

     Lack of Environmental Liability Insurance. Although AMCOR Biomass and TransPacific may acquire and maintain site-specific pollution legal liability insurance, which may provide coverage under certain circumstances for pollution damage to third parties, such coverage is restrictive in nature and subject to certain exclusions and effective dates consistent with insurance industry requirements. In addition, such coverage is subject to specific and aggregate limits which may not be sufficient to cover claims if they were to arise. If AMCOR Biomass and TransPacific are not able to obtain comprehensive pollution insurance at reasonable costs, they may carry only such coverage, if any, as is required by regulatory permits. In addition, the extent of insurance coverage under certain forms of policies has been the subject in recent years of litigation in which insurance companies have, in some cases, successfully taken the position that certain risks are not covered by such policies. If, in the absence of such insurance, AMCOR Biomass and TransPacific were to incur liability for environmental damages of sufficient magnitude, such liability could have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks of Future Legal Proceedings. In addition to the costs of complying with environmental regulations, recycling companies and other waste management companies, by the nature of their businesses, may be involved in legal proceedings in the ordinary course of business. Government agencies may seek to impose fines on AMCOR Biomass and TransPacific for alleged failure to comply with laws and regulations or to deny, revoke or impede the renewal of AMCOR Biomass' and TransPacific's permits and licenses or enjoin its business operations. In addition, such governmental agencies, as well as surrounding landowners, residents or the public, may claim that AMCOR Biomass or TransPacific is liable for harm to human health, safety or the environment. Citizens' groups have become increasingly active in challenging the grant or renewal of permits and licenses, and responding to such challenges has further increased the costs associated with permitting new facilities or expanding current facilities. A significant judgment against either AMCOR Biomass or TransPacific, the loss of a significant permit or license or the imposition of an injunction on any of their business operations or imposition of a significant fine could have a material adverse effect on the Company's business, financial condition and results of operations. Unfavorable resolution of any such matter could adversely affect the results of the recycling and biomass and green waste processing operations of AMCOR Biomass and TransPacific.

     Seasonality. The Company believes that its clean green waste processing and governmental tree trimming and maintenance operations may be adversely affected by protracted periods of inclement weather, which, in the case of the clean green waste processing, could delay the transfer of clean green waste or reduce the volume of clean green waste generated, or both. Moreover, different types and volumes of clean green waste are generated throughout the year, depending upon optimum growing seasons, government work abatement programs, and specialized holiday green waste (for example, the disposal of evergreen trees after the end of the Christmas season). Protracted periods of inclement weather could have a material adverse effect on AMCOR Biomass and TransPacific which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Competition in the Recycling Industry. AMCOR Biomass and TransPacific provide alternatives to landfill disposal (such as recycling, biomass milling and waste-to-energy). There has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes at landfills. As this trend continues, the Company expects to encounter competition from new and existing waste industry members. Management believes that entry into the industry and ongoing operations within the industry require a substantial agricultural land base, on-going agricultural operations and substantial financial resources. The non-hazardous waste industry is led by several large national waste management companies and numerous regional and local companies, all of which contribute to the significant competition that characterizes the industry. Some of these companies have significantly greater financial and operational resources and more established market positions than the Company. In addition, the Company may compete with municipalities that maintain their own waste collection and landfill operations and may have financial advantages due to the availability of tax revenues and tax-exempt financing.

     Expansion and Equipment Acquisition Risks. The Company is expanding its clean green waste processing and recycling operations. New clean green waste facility expansion is subject to a number of risks, including risks of city, state and, where necessary, federal licensing delays and cost overruns that may increase operating costs, risks that leases for such facilities may not be entered into on schedule or that the recycling operations will not achieve anticipated volume to generate income to pay operating expenses, and new project commencement risks, such as the receipt of zoning, occupancy and other required governmental permits and authorizations and the occurrence of development costs in connection with projects that are not pursued to completion. Acquisition of machinery incidental to the operation of such recycling facilities entails risks that the machinery will fail to perform in accordance with expectations and judgments with respect to the costs of such machinery will prove inaccurate, as well as general investment risks associated with any expanding business venture. Moreover, because some machinery is being specially modified for AMCOR Biomass and TransPacific, there are risks that servicing and maintenance will be more expensive or time-consuming than currently anticipated.

     No Assurance of Enforcement. The Company believes that passage of the California Integrated Waste Management Act of 1989 (Assembly Bill 939) ("AB 939") will benefit the clean waste operations of the Company, because AB 939 requires the diversion of clean green waste material from the existing waste disposal process. However, there can be no assurance that local jurisdictions will comply with AB 939, or that local enforcement agencies responsible for monitoring and enforcing compliance with AB 939 will ardently enforce its provisions.

     Agricultural Exemptions. AMCOR Biomass presently enjoys certain exemptions from permitting requirements promulgated and enforced by the State of California South Coast Air Quality Management District, and the Riverside County Local Enforcement Agency, because of the status of AMCOR Biomass as an agricultural business under Standard Industrial Classification Codes. In the event AMCOR Biomass loses its agricultural exemption, such event could have a material adverse effect on the Company's business, financial condition and results of operations.

Real Estate Risks

     General. The real property assets of the Company and its affiliates are subject to varying degrees of risk, including the risk of rising interest rates. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the properties of the Company and its affiliates do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, the Company's income and profitability will be adversely affected. Income from properties of the Company and its Affiliates may be adversely affected by the general economic climate; local conditions, such as oversupply of residential housing or a reduction in demand for residential housing in the area; the attractiveness of the properties to potential buyers; competition from other available housing; the ability of the owner to provide adequate maintenance and insurance; and increased operating costs (including real estate taxes). The Company's income would also be adversely affected if the Company's golf course and related facilities do not operate at a profit.

     Illiquidity of Real Estate. Real estate investments are generally illiquid and, therefore, could limit the ability of the Company to vary its investment strategies promptly in response to changes in economic or other conditions.

     Geographic Diversification. The real property in which the Company and its affiliates have ownership or other beneficial interests are located in several states, including California, Texas and Oregon. The Company's performance may, therefore, be influenced by economic conditions in these regions and the markets for various products and services therein. A decline in the economy in any one of these markets may have a material adverse effect on the Company's business, financial condition and results of operations.

     Expansion Into New Markets. The Company is not restricted from engaging in the real estate development business in the future. Pursuant to the Company's plans to complete construction and development of its golf course and adjacent residential building lots, and to expand its real estate development operations in other areas, as opportunities may develop, the Company and/or its affiliates may acquire additional undeveloped land in Texas, Southern California and other states. The performance of the properties of the Company and its affiliates in these new areas may be linked to economic conditions in these areas and the market for residential housing and recreational services therein, and there is no assurance that the investments of the Company and its affiliates in the new areas will generate the same returns as similar investments have in the past in these areas.

     Risks Relating to Financing. The Company anticipates that its real estate development and acquisition activities, and those of its affiliates, will be largely financed by externally generated funds from borrowings with credit facilities and other secured and unsecured debt financing and from equity financing. In addition, new golf course and residential building lot development activities may be financed under lines of credit or other forms of secured or unsecured construction financing that would result in a risk that permanent financing for newly developed projects might not be available or would be available only on disadvantageous terms. Accordingly, were the Company unable to obtain funds from borrowings or the capital markets to refinance new development or acquisitions undertaken without permanent financing, the Company's ability to grow through additional development and acquisition activities could be curtailed.

     Uninsured Loss. The Company or its affiliates may maintain, in amounts deemed appropriate by management, general liability, fire, flood (where applicable), and other insurance with policy specifications, limits and deductibles customarily maintained for similar properties owned or operated by the Company and its affiliates. There are, however, certain types of extraordinary losses (such as losses resulting from earthquakes) that may be either uninsurable or not economically insurable. Should such an uninsured loss occur, the Company could lose its investment in, and anticipated revenue from, a property.

Recreational Facility Operating Risks

     Dependence on Single Location. The Las Palomas Course is the only golf course currently owned by the Company. Accordingly, a variety of factors relating to having golf course operations at only one location could affect the ongoing viability of the golf course operations and the ultimate value to the Company of both the lease and the golf course. These factors include local economic conditions, adverse publicity, accidents that could damage or destroy the Las Palomas Course, and competition from other local golf course facilities.

     Significant Competition. The golf course business is competitive and includes competition from other local golf courses, as well as other forms of recreation, which could adversely affect Lake Valley's ability to pay its lease obligations to the Company. Certain of Lake Valley's competitors may have considerably greater financial, marketing, personnel, and other resources than Lake Valley, as well as greater experience and customer recognition. In the San Antonio area, Lake Valley faces competition from 17 public and 4 military golf courses. While management believes that the location and the amenities associated with the Las Palomas Course provide it with certain competitive advantages, there can be no assurance that the Las Palomas Course will be able to compete successfully.

     Seasonal Results. The Company anticipates that revenues derived from the Las Palomas Course may fluctuate based on weather conditions and the seasonal nature of recreational golf in the San Antonio area. This season pattern may cause Lake Valley's results of operations to vary from quarter to quarter. Accordingly, period-to-period comparisons are not necessarily meaningful and should not be relied on as indicative of future results of golf course operations.

     Dependence on Discretionary Consumer Spending. The amount spent by consumers on discretionary items, such as golf and other recreational and entertainment activities, is dependent upon consumers' levels of discretionary income, which may be adversely affected by general or local economic conditions. A decrease in consumer spending on such activities will have a material adverse effect on the business, financial condition and results of operations of the Las Palomas Course and could have a material adverse effect on the business, financial condition and results of operations of the Company.

     Dependence on Sale of Adjacent Residential Lots. The Las Palomas Course is bordered by a residential subdivision consisting of 1,300 lots which are owned by Lake Valley. The number of lots purchased, and the number of residences built on those lots, may be adversely affected by general or local economic conditions and may, in turn, adversely affect Lake Valley's ability to meet its obligations under its lease with the Company for the Las Palomas Course.

     Possible Adverse Consequences of Environmental Regulation. Golf and recreational centers use and store various hazardous materials. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property is generally liable for the costs of removal or remediation of hazardous substances that are released on its property, regardless of whether the owner or operator knows of, or was responsible for, the release of such hazardous materials. The Company has not been advised of any non-compliance with all such laws, ordinances, and regulations applicable to the Las Palomas Course. The Company, however, has not performed any environmental studies on the La Palomas Course and, as a result, there may be potential liabilities or conditions existing on the Las Palomas Course of which the Company is not aware. If any such liabilities or conditions arise with respect to the Las Palomas Course or any related facilities which may be constructed, acquired or operated by the Company or its affiliates on or near the Las Palomas Course in the future, such an event could have a material adverse effect on the business, financial condition and results of operations of the Company.

Agricultural Industry Risks

     Markets for Agricultural Products are Seasonal and Volatile. Market demand for the Company's table grapes is primarily dependent upon growing conditions and competition, which are always uncertain due to a number of factors including, among others, weather patterns and conditions (particularly precipitation) and the U.S. government's agricultural policies. The agricultural operations of the Company may be subject to significant interruption, and the Company may be subject to significant liability, if one or more of its crops are damaged by severe weather or other natural disaster. Table grape prices are also affected by world supply and demand factors. The Company's agricultural business is seasonal and typically the Company realizes most of its revenues during the primary harvest season, which is May through June each year.

     Highly Competitive Business. Agricultural products are a global commodity and customers, including wholesalers and end users, base their purchasing decisions principally on the price and deliverability of the products. A number of U.S. agricultural concerns compete with the Company in domestic and export markets, either directly or indirectly. Agricultural concerns in other countries, including state-owned and government subsidized entities, compete in the U.S. and in foreign markets in which the Company competes or in which the Company may compete in the future. Due to the passage of the North American Free Trade Agreement, the Company faces substantial competition from Mexican agricultural concerns. Some of the Company's principal competitors have greater total resources than the Company and this competition could have a material adverse effect on the Company's business, financial condition and results of operations.

General Risk Factors

      Dependence on Key Personnel. The Company is dependent upon the efforts and abilities of its senior management, particularly those of Fred H. Behrens and Robert A. Wright. The loss of either Mr. Behrens or Mr. Wright could have a material adverse affect on the business, financial condition and results of operations of the Company. In addition, the Company is dependent upon the efforts and abilities of Mr. Gus Franklin for its biomass and green waste operations. The loss of Mr. Franklin could have a material adverse effect on the expansion or operation of the Company's clean green waste recycling operations and related operations. The Company maintains key person life insurance policies on Mr. Behrens and Mr. Wright. The face amount of each policy is $2.0 million and the Company is entitled to 50% of such amount upon the death of the insured. The Company does not maintain key person life insurance on any of its other executive officers.

     Use of Debt Financing. The Company and its affiliates are subject to the risks normally associated with debt financing, including the risk that the Company and its affiliates will have insufficient cash available to meet required payments of principal and interest. As a result of the use of indebtedness and leverage by the Company and its affiliates, including the use of debt to finance development and acquisitions and the use of variable rate financing, the cumulative effect of the risks associated with borrowing is greater than that of each of these risks considered individually. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company or its affiliates are unable to meet mortgage payments or if certain other events of default occur, that property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company.

     Potential Volatility of Stock Price. The market price of the shares of the Company's Common Stock may be highly volatile. Factors such as actual or anticipated quarterly fluctuations in financial results, changes in recommendations or earnings estimates by securities analysts, announcements of new services and the timing of announcements of acquisitions by the Company or its competitors, as well as market conditions in the agricultural, real estate and green waste processing markets generally, may have a significant effect on the market price of the Common Stock.

     Ability of the Company to Implement its Business Strategy. Although the Company and its affiliates are committed to growth strategies in the agricultural, real estate, and clean green waste processing operations, implementation of these strategies will depend in large part on the ability of the Company and its affiliates to (i) maintain appropriate procedures, policies and systems in regard to compliance with federal, state and local regulatory agencies; (ii) hire, train, and retain skilled employees; (iii) continue to operate profitably in the face of increasing competition; and (iv) obtain adequate financing on favorable terms to fund the business and growth strategies of the Company and its affiliates. There can be no assurance that the Company will be able to do so. If the Company is unable to successfully implement its business strategy or to manage its growth, the Company's business, results of operations and financial condition could be adversely affected.

     Future Capital Requirements. Although the Company believes that the net proceeds from the recent sale by the Company of its Series A 9% Convertible Preferred Stock, together with existing cash balances, cash flow from operations and available lines of credit, will be sufficient to meet its capital requirements for at least the next 12 months, the Company may seek additional equity or debt financing to compete effectively in the markets it serves. The timing and amount of the Company's capital requirements cannot be precisely determined at this time and will depend on a number of factors, including the demand for the Company's products and services. There can be no assurance that such additional financing will be available when needed, or, if available, will be on terms satisfactory to the Company. If additional funds are raised by issuing equity securities, further dilution to the then existing stockholders will result.

     Fluctuations in Quarterly Results. The Company's quarterly results have varied significantly in the past and will likely continue to do so in the future due to a variety of factors, including, but not limited to, the seasonality of its agribusiness operations, changes in marketing or sales expenditures, market acceptance of the products and services of the Company, competitive pricing pressures and general economic and industry conditions that affect demand in the various business operations of the Company. Such fluctuations may contribute to volatility in the market price for the Common Stock and may have a material adverse effect on the financial condition and results of operations of the Company.

     Control of the Company. Members of the Board of Directors and executive officers of the Company together beneficially own approximately 26.8% of the issued and outstanding shares of the Company's Common Stock, and as a result of such ownership have significant influence over all matters requiring approval by the stockholders of the Company, including the election of directors, increasing the authorized capital, dissolving, merging or selling assets of the Company, directing short and long term corporate policy and controlling day to day operations of the Company.

     Exercise of Outstanding Warrants and Options. The Company has reserved 1,142,883 shares of its Common Stock for issuance upon exercise of options and warrants outstanding as of the date of this Prospectus. During the terms of such options and warrants, the holders thereof will have the opportunity to profit from an increase in the market price of Common Stock, with resulting dilution in the interest of holders of Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional financing, and the holders of such options and warrants can be expected to exercise such options and warrants at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of Common Stock on terms more favorable to the Company than those provided by the exercise of such options and warrants.

     Ability to Issue Additional Preferred Stock; Possible Antitakeover Effect of Delaware Law. The Company's Certificate of Incorporation authorizes the issuance of up to 2,000,000 shares of preferred stock, $.002 par value. The preferred stock may be issued in series with the material terms of any series determined by the Board of Directors. As of the date of this Prospectus, the Company has issued and outstanding 747,500 shares of Series A 9% Convertible Preferred Stock (the "Series A Preferred Stock") and 404,414 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The Series A Preferred Stock and Series B Preferred Stock have dividend privileges and liquidation preferences superior to those of the Common Stock. The Company does not presently anticipate that it will issue any additional preferred stock. However, if the Company does issue any further series of preferred stock in the future, such shares will likely also have dividend privileges and liquidation preferences superior to those of the Common Stock. Furthermore, the preferred stock may be issued with voting, conversion or other terms determined by the Board of Directors which could be used to delay, discourage or prevent a change in control of the Company. Such terms could include, among other things, dividend payment requirements, redemption provisions, preferences as to dividends and distributions and preferential voting rights. These provisions, together with certain provisions of Delaware law, may have the effect of delaying or preventing changes in control or management of the Company which would adversely affect the market price of the Company's Common Stock.

     Shares Eligible for Future Sale. Future sales of shares by existing security holders could have an adverse effect on the market price of the Company's Common Stock or otherwise impair the Company's ability to raise additional capital. In general, under Rule 144 as currently in effect, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned shares of the Company for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to be an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned shares of the Company for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.


     As of the date of this Prospectus, the Company has outstanding 7,616,632 shares of Common Stock. Of these shares, approximately 6,235,378 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (other than restrictions imposed upon officers and directors of the Company under Rule 144). An additional approximately 1,374,691 shares will become tradeable at various times within one year of the date of this Prospectus, subject to the aforementioned requirements relating to the manner of sale, notice and the availability of current public information about the Company. In addition, the Company has filed Registration Statements on Form S-8 with the Commission with respect to the issuance of shares of the Company's Common Stock upon exercise of options granted under its 1994 Stock Option Plan (the "1994 Plan") and upon exercise of warrants issued to consultants to the Company and will soon hereafter file a Registration Statement on Form S-8 with the Commission with respect to the issuance of shares of the Company's Common Stock upon exercise of options granted or to be granted under its 1997 Stock Option Plan

(the "1997 Plan"). 182,500 shares of Common Stock are issuable upon the exercise of outstanding options under the 1994 Plan, an aggregate of 192,500 shares of Common Stock are issuable upon exercise of outstanding warrants in favor of three consultants to the Company, and up to 454,133 shares of Common Stock may be issuable upon the exercise of options granted to certain directors and executive officers of the Company and which are not covered by the Registration Statements on Form S-8. Accordingly, all of the shares of Common Stock issuable upon exercise of options under the 1994 Plan and the warrants in favor of the consultants are freely tradeable without restriction or further registration and, upon effectiveness of the Registration Statement on Form S-8 with respect to the 1997 Plan, all of the shares of Common Stock issuable upon exercise of options granted or to be granted under the 1997 Plan will be freely tradeable without restriction or further registration. As of the date of this Prospectus, options to purchase 260,000 shares of Common Stock have been issued under the 1997 Plan, of which none are vested.


     Dilution. From time to time, the Company has made and anticipates that it may make acquisitions in the future using shares of Common Stock. An acquisition using shares of Common Stock would have the effect of reducing the percentage ownership of the Company by each pre-acquisition stockholder.

                                   THE COMPANY


     The Company's consolidated operations include its wholly-owned subsidiaries, Sun Goddess Farms, Inc., AMCOR Properties, Inc. and AMCOR Biomass, Inc. which, together with TransPacific, operates a "clean green waste" processing business in Southern California. The Company also holds a 99% ownership interest in (i) Las Palomas Country Club Estates LLC, which acts as the development entity for a championship golf course and a contiguous 1,350 acre residential building lot development located southeast of San Antonio, Texas; and (ii) AMCOR Builders, which manages the construction operations of the Company in Texas. Prior to July 1, 1993, the Company's consolidated operations included those of a venture capital affiliate which was principally organized to syndicate limited partnerships to engage in various agribusiness activities, including the purchase and development of agricultural land. Since 1981, the Company, either directly or through subsidiaries and affiliates, generally has acted as a general partner and/or managing agent of the limited partnerships.


     The Company is engaged principally in agribusiness and the management and development of certain farm and real estate properties both for its own account and for other entities and has recently become involved in "clean green waste" processing and governmental tree trimming and maintenance. The Company functions largely as a vertically integrated developer and producer of "early market" table grapes in Southern California's Coachella Valley, operating one of the largest processing/cold storage facilities in that region. It also manages date acreage in the Coachella Valley for sale to date processors. The Company presently has approximately 12,300 total acres under management.

     The business of the Company includes three core operating divisions: (i) the agribusiness division, (ii) the "clean green waste" processing division (which includes governmental tree trimming and maintenance) and (iii) the land planning/development division. The Company's principal agribusiness operations involve the production, processing and marketing of table grapes, all of which are located in the Coachella Valley of Southern California, where the Company, along with its affiliated partnerships, has a dominant market share. The Company's "clean green waste" processing activities are carried out by AMCOR Biomass and TransPacific in Southern California, and its land planning/development activities are located in Southern California and Texas (Houston and San Antonio). Most of the non-agricultural properties are owned by partnerships for which the Company or an affiliate of the Company is the managing agent. During fiscal 1997, the Company's revenues were derived principally from the following business segments: (i) agribusiness and packing/cold storage services, (ii) biomass operations (i.e., clean green waste processing and governmental tree trimming and maintenance) and (iii) property management and development.

                                 USE OF PROCEEDS


     This Prospectus relates to shares of Common Stock that may be offered and sold from time to time by the Selling Stockholders. The Company will not receive any of the proceeds from the sales of shares of Common Stock by the Selling Stockholders. See "Plan of Distribution" and "Selling Stockholders."

                              SELLING STOCKHOLDERS



     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the date of this Prospectus and as adjusted to reflect the sale of the Shares offered hereby by the Selling Stockholders. Neither of the Selling Stockholders is currently an affiliate of the Company, and neither have had a material relationship with the Company during the past three years.




                                       Amount and              Number of            Number of          Percent of       Percent of
                                  Nature of Beneficial          Shares               Shares           Class Before      Class After
Name of Beneficial Owner              Ownership(1)          Offered Hereby      After Offering(2)      Offering(3)      Offering(2)
------------------------        ------------------------    --------------      -----------------   ----------------- -------------

Lance B. Jones                           44,632                 44,632                  0                   *               0%
Michael R. Bradle                        60,000                 60,000                  0                   *               0%
---------------

*     Less than one percent (1%).
(1) Except pursuant to applicable community property laws, the person named in this table has sole voting and investment power with respect to all shares of the Company's Common Stock.

(2)   Assumes that all Shares offered hereby are actually sold.



(3) Such presentation is based on 7,616,632 shares of Common Stock outstanding as of June 4, 1998.



                              PLAN OF DISTRIBUTION


      The shares of Common Stock beneficially owned by the Selling Stockholders were acquired by the Selling Stockholders in private transactions prior to the date of this Prospectus. In connection with the acquisition of the Shares by the Selling Stockholders, the Company agreed to file the Registration Statement of which this Prospectus forms a part.



      The Shares being offered hereby will be offered and sold by the Selling Stockholders (or by pledgees, donees, transferees and other successors in interest) for their own accounts. The Company will not receive any of the proceeds from the sale of the Shares offered pursuant to this Prospectus. The Company has agreed to bear the expenses of the registration of the Shares, including legal, accounting, printing and filing fees, and such expenses are estimated to be approximately $25,742. The brokerage and other expenses of sale incurred by the Selling Stockholders will be borne by the Selling Stockholders.



      The Selling Stockholders may offer and sell the Shares from time to time directly, through agents designated from time to time, or through ordinary broker's transactions on the Nasdaq SmallCap Market (or other over-the-counter markets or exchanges where the Shares may then be traded), or otherwise at prices and at terms prevailing at the time of such sales, at prices relating to the then current market price, or in negotiated transactions, or by a combination of the foregoing methods of sale. Sales may be made to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Company is not aware as of the date of this Prospectus of any agreements between the Selling Stockholders and any broker-dealers with respect to the sale of the Shares offered by this Prospectus.



      The Selling Stockholders and any broker, dealer or other agent acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by any such broker, dealer or agent and any profit realized by them on the resale of shares of Common Stock as principals may be deemed to be underwriting compensation under the Securities Act. The Shares may also be sold in accordance with Rule 144 and Rule 145 under the Securities Act.

     It is not possible at the present time to determine the price to the public in any sale of the Shares by the Selling Stockholders. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the Selling Stockholders. The net proceeds to each of the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold less all applicable commissions and discounts, if any.



     The Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rule 102 under Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling shareholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which such selling shareholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of the Shares. The Company will require the Selling Stockholders, and their brokers, if applicable, to provide a letter that acknowledges their compliance with Regulation M under the Exchange Act before authorizing the transfer of such Selling Stockholders' Shares.


                                  LEGAL MATTERS



      The validity of the Shares being offered hereby will be passed upon for the Company by Rutan & Tucker, LLP, Costa Mesa, California.


                                     EXPERTS

      The financial statements and schedules of AMCOR Capital Corporation as of August 31, 1997, and for the year ended August 31, 1997, have been incorporated herein in reliance upon the report of Kelly & Company, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


      No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


      No dealer, salesperson, or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer of the securities offered hereby by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation.

      -------------------------

                                TABLE OF CONTENTS

                                                                            Page

Available Information.................................     2
Information Incorporated by Reference.................     2
Prospectus Summary....................................     3
Risk Factors........................................       5
The Company.........................................      14
Use of Proceeds.....................................      14
Selling Stockholder.................................      15
Plan of Distribution................................      15
Legal Matters.......................................      16
Experts.............................................      16


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                 104,632 Shares


                           AMCOR CAPITAL CORPORATION


                                  Common Stock


                             ----------------------

                                   PROSPECTUS
                             ----------------------


                                  June 5, 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

           The following table sets forth the estimated expenses to be incurred by the Registrant in connection with the offering described in this Registration
Statement:



SEC registration fee .........................................          $   142
NASD filing fee ..............................................                0
Printing and engraving fees and expenses .....................              100*
Legal fees and expenses ......................................           20,000*
Accounting fees and expenses .................................            1,000*
Blue sky fees and expenses ...................................            2,500*
Transfer agent and registrar fees ............................            1,000*
Miscellaneous ................................................            1,000*
                                                                        -------

           TOTAL .............................................          $25,742*
                                                                        -------
                                                                        -------


---------------
*     Estimated.

Item 15. Indemnification of Directors and Officers

      The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits and Financial Statement Schedules.

   (a)  Exhibits:



        Exhibit No.                  Description
        -----------                  -----------
             5.1.............     Opinion of Rutan & Tucker, LLP**

             23.1............     Consent of Rutan & Tucker, LLP**
                                  (contained in the opinion included
                                  as Exhibit 5.1)

             23.2............     Consent of Kelly & Company

             24.1............     Power of Attorney*

   (b)  Financial Statement Schedules:


        Not applicable.
---------------


* Filed as an exhibit to the Registrant's Registration Statement on Form S-3 dated February 20, 1998 (Registration No. 333-46663).

** Filed as an exhibit to Amendment No. 1 to Registrant's Registration Statement on Form S-3 dated May 11, 1998 (Registration No. 333-46663).


Item 17. Undertakings.

      (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (b) The undersigned Registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

           (2) For the purposes of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned Registrant hereby undertakes:


           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
(1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 4, 1998.



                             AMCOR CAPITAL CORPORATION

                             By: /s/FRED H. BEHRENS
                                ---------------------------------------
                             Fred H. Behrens, Chairman of the Board and
                             Chief Executive Officer


      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.




           Name                              Title                        Date
           ----                              -----                        ----

/s/FRED H. BEHRENS                 Chairman of the Board and Chief     June 4, 1998
-------------------------------    Executive Officer and Director
Fred H. Behrens                    (principal executive officer)


                     *             President and Director              June 4, 1998
-------------------------------
Robert A. Wright


                     *             Vice President, Treasurer and       June 4, 1998
-------------------------------    Chief Financial Officer
Eugene W. Tidgewell                (principal accounting officer)


                     *             Director                            June 4, 1998
-------------------------------
Marlene A. Tapie


                     *             Director                            June 4, 1998
-------------------------------
Dale P. Paisley


                     *             Director                            June 4, 1998
-------------------------------
Marlin T. McKeever


/s/RICHARD MORA                    Director                            June 4, 1998
-------------------------------
Richard Mora


*By: /s/FRED H. BEHRENS                                                June 4, 1998
     --------------------------
      Fred H. Behrens
      Attorney-in-Fact

                                  EXHIBIT INDEX





Exhibit
Number                           Description
------                           -----------
5.1                     Opinion of Rutan & Tucker, LLP**

23.1                    Consent of Rutan & Tucker, LLP (contained in the opinion included as Exhibit 5.1)**

23.2                    Consent of Kelly & Company

24.1                    Power of Attorney*


---------------

* Filed as an exhibit to the Registrant's Registration Statement on Form S-3 dated February 20, 1998 (Registration No. 333-46663).



** Filed as an exhibit to Registrant's Amendment No.1 to Registration Statement on Form S-3 dated May 11, 1998 (Registration No. 333-46663).